Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2023 RESULTS
Marcus Theatres and Marcus Hotels & Resorts Both Contribute to Strong Operating and Financial Results
Milwaukee, August 2, 2023 … The Marcus Corporation (NYSE: MCS) today reported results for the second quarter fiscal 2023 ended June 29, 2023.

“Thanks to continued strong customer demand and operational excellence in both businesses, The Marcus Corporation reported increased revenue, operating income, net earnings and Adjusted EBITDA for the second quarter of fiscal 2023,” said Gregory S. Marcus, chairman, president and chief executive officer of The Marcus Corporation. “A growing wide-release film slate brought new franchises to theatrical, including The Super Mario Bros. Movie, a surprise blockbuster that drew diverse audiences to the big screen experience. Hotels continued to see healthy demand with strength in group travel during the quarter. As we look ahead to the second half of fiscal 2023, we are off to a very strong start with huge crowds flocking to Marcus Theatres for a great slate of summer blockbuster films, and strong seasonal demand at Marcus Hotels & Resorts.”
Second Quarter Fiscal 2023 Highlights
•Total revenues for the second quarter of fiscal 2023 were $207.0 million, a 4.3% increase from total revenues of $198.6 million for the second quarter of fiscal 2022.
•Operating income was $20.8 million for the second quarter of fiscal 2023, a 10.1% increase from operating income of $18.9 million for the prior year quarter.
•Net earnings was $13.5 million for the second quarter of fiscal 2023, a 50.3% increase from net earnings of $9.0 million for the same period in fiscal 2022.
•Net earnings per diluted common share was $0.35 for the second quarter of fiscal 2023, a 45.8% increase from net earnings per diluted common share of $0.24 for the second quarter of fiscal 2022.
•Adjusted EBITDA was $38.7 million for the second quarter of fiscal 2023, a 3.7% increase from Adjusted EBITDA of $37.3 million for the prior year quarter.
First Half Fiscal 2023 Highlights
•Total revenues for the first half of fiscal 2023 were $359.3 million, an 8.6% increase from total revenues of $330.8 million for the first half of fiscal 2022.
•Operating income was $11.8 million for the first half of fiscal 2023, a 464.0% increase from operating income of $2.1 million for the first half of fiscal 2022.
•Net earnings was $4.0 million for the first half of fiscal 2023, compared to net loss of $5.9 million for the same period in fiscal 2022.

•Net earnings per diluted common share was $0.13 for the first half of fiscal 2023, compared to net loss per diluted common share of $0.19 for the first half of fiscal 2022.
•Adjusted EBITDA was $48.2 million for the first half of fiscal 2023, an 18.5% increase from Adjusted EBITDA of $40.7 million for the first half of fiscal 2022.

Marcus Theatres®

During the second quarter of fiscal 2023, Marcus Theatres’ total revenue of $136.9 million increased 5.7% and comparable same store admission revenue increased 9.7% compared to the second quarter of fiscal 2022. Operating income of $19.8 million increased 20.7% and Adjusted EBITDA of $31.3 million increased 8.7% compared to the second quarter of fiscal 2022.

Strong per capita revenue growth was driven by a 14.2% increase in average ticket price and a 7.3% increase in average concession revenues per person during the second quarter of fiscal 2023 compared to the prior year quarter. Both average ticket price and average concession revenue per person benefited from the new Value Tuesday promotion, which took full effect in the second quarter of fiscal 2023. The new Value Tuesday promotion features $6 admission for members of the free Magical Movie Rewards (MMR) loyalty program and $7 admission for non-MMR members. The new Value Tuesday promotion features other changes including a new 20% discount on all concessions, food and non-alcoholic beverages for MMR members, which helped positively impact concession revenue. Marcus Theatres currently has 5.5 million members in its MMR loyalty program.

“While blockbusters make headlines and remain an important part of our industry, the increase in the number of quality mid-sized wide-release films across a variety of genres created more reasons for moviegoers of all ages and demographics to keep returning to Marcus Theatres,” said Mark A. Gramz, president of Marcus Theatres. “Despite a difficult comparison to the same quarter in 2022, which included not only Top Gun: Maverick but other successful blockbusters, we are very pleased by the increase in the number of new wide-release films that performed well during the quarter, including the huge blockbuster hit The Super Mario Bros. Movie.”

“We are off to a great start to the second half of the year thanks to the global phenomenon known as ‘Barbenheimer,’ with Barbie and Oppenheimer contributing to the fourth highest box office weekend of all time,” added Gramz. “Add in the early third quarter performance of Indiana Jones & The Dial of Destiny and Mission: Impossible – Dead Reckoning Part One, along with surprise hits like the Sound of Freedom, moviegoers continue to reaffirm that the movie theatre – with big screens, incredible sound, comfortable seating, and compelling food and beverage options – remains an appealing part of their out-of-home experiences.”

Marcus Theatres’ top five highest-performing films in the second quarter of fiscal 2023 were The Super Mario Bros. Movie, Guardians of the Galaxy Vol. 3, Spider-Man Across the Spider-Verse, The Little Mermaid and Fast X. While schedule changes may occur, new films scheduled to be released during the remainder of 2023 that have the potential to perform very well include: Gran Turismo, Teenage Mutant Ninja Turtles: Mutant Mayhem, Blue Beetle, Strays, The Meg 2: The Trench, The Equalizer 3, The Nun II, The Expendables 4, Paw Patrol: The Mighty Movie, Killers of the Flower Moon, Dune: Part Two, Trolls Band Together, Hunger Games: The Ballad of Songbirds and Snakes, Wish, Napoleon, Wonka, The Color Purple, and Aquaman and the Lost Kingdom.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts reported total revenue before cost reimbursements of $60.4 million during the second quarter of fiscal 2023, an increase of 7.2% compared to the second quarter of 2022 (excluding the impact from the sale of The Skirvin Hilton in the fourth quarter of fiscal 2022). During the second quarter of fiscal 2023, Marcus Hotels & Resorts reported increased revenue per available room (RevPAR) at all company-owned properties compared to the second quarter of fiscal 2022, resulting in the division outperforming the industry in the second quarter of fiscal 2023 by approximately 4.3 percentage points.

“Our peak summer travel season is off to a great start,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Group demand continues to grow, resulting in improving weekday and weekend demand and positive booking trends for group events. Leisure demand remains seasonally healthy, while normalizing after a very strong 2022.”

Group demand continued to improve during the second quarter of fiscal 2023 with group booking pace running ahead of comparable pace at this time last year. Banquet and catering revenue pace for fiscal 2023 and 2024 was also ahead of comparable pace at this same time in fiscal 2022.

Last week, The Pfister Hotel in downtown Milwaukee announced that it is undergoing an extensive, state-of-the-art, multi-phase renovation. The renovation, which began in June and is expected to cost approximately $20 million, will feature a full revitalization of the ballrooms and meeting spaces, followed by all-new guest rooms in its historic tower and conclude with enhancements to the hotel’s iconic lobby, lobby bar and Café at the Pfister. All phases of this renovation are expected to be completed by spring 2024.

During the second quarter of fiscal 2023, Grand Geneva Resort & Spa announced that it completed a renovation of its 358 redesigned guest rooms and suites. This multi-phased investment also included updates to the resort’s lobby and lobby lounge, the addition of a 60-seat outdoor dining venue, and renovations to all guest bathrooms. The property is also planning a series of renovations to its meeting and event spaces.
Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $265.2 million in cash and revolving credit availability at the end of the second quarter of fiscal 2023.

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period. During the second quarter of fiscal 2023 and 2022, diluted weighted average shares outstanding includes 9.2 million and 9.1 million shares, respectively, from the dilutive effect of the convertible notes, which were excluded from diluted weighted average shares outstanding in the other periods presented as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 3.0 million and 2.6 million shares during the second quarter of fiscal 2023 and 2022, respectively, when settled at the maturity date of the convertible notes. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof. To the extent the Company settles the convertible notes in cash, there will be no incremental dilution from the settlement of the convertible notes.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Wednesday, August 2, 2023, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 406379. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Wednesday, August 9, 2023, by dialing 1-866-813-9403 and entering passcode 767206. The webcast will be archived on the company’s website until its next earnings release

For additional information, contact:
Chad Paris
(414) 905-1036
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,027 screens at 82 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects the COVID-19 pandemic, or future pandemics, may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Revenues:
Theatre admissions	$68,987	$63,087	$116,622	$101,504
Rooms	28,646	28,865	46,503	46,295
Theatre concessions	59,707	58,147	102,082	93,611
Food and beverage	18,573	19,014	33,766	33,525
Other revenues	21,428	21,192	41,116	39,999
	197,341	190,305	340,089	314,934
Cost reimbursements	9,666	8,250	19,194	15,863
Total revenues	207,007	198,555	359,283	330,797

Costs and expenses:
Theatre operations	66,905	61,737	117,974	106,165
Rooms	10,360	10,471	19,638	18,674
Theatre concessions	22,601	22,993	38,331	38,186
Food and beverage	14,451	15,035	28,019	27,175
Advertising and marketing	5,613	5,978	10,678	10,459
Administrative	19,466	17,627	39,317	36,708
Depreciation and amortization	15,994	16,752	31,870	33,983
Rent	6,594	6,578	13,087	12,828
Property taxes	4,532	4,980	9,289	9,725
Other operating expenses	10,015	9,261	20,064	18,935
Reimbursed costs	9,666	8,250	19,194	15,863
Total costs and expenses	186,197	179,662	347,461	328,701

Operating income	20,810	18,893	11,822	2,096

Other income (expense):
Investment income (loss)	359	(459)	619	(727)
Interest expense	(3,093)	(4,063)	(6,101)	(8,155)
Other income (expense)	(477)	(653)	(878)	(806)
Equity earnings (losses) from unconsolidated joint ventures	(31)	7	(202)	(134)
	(3,242)	(5,168)	(6,562)	(9,822)

Earnings (loss) before income taxes	17,568	13,725	5,260	(7,726)
Income tax expense (benefit)	4,102	4,765	1,260	(1,784)
Net earnings (loss)	13,466	8,960	4,000	(5,942)

Net earnings (loss) per common share - diluted	$0.35	$0.24	$0.13	$(0.19)

Weighted average shares outstanding - diluted	40,935	40,617	31,674	31,469

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 29, 2023	December 29, 2022

Assets:

Cash and cash equivalents	$44,580	$21,704
Restricted cash	4,274	2,802
Accounts receivable	20,591	21,455
Assets held for sale	558	460
Other current assets	21,579	17,474
Property and equipment, net	699,178	715,765
Operating lease right-of-use assets	187,275	194,965
Other assets	89,915	89,973

Total Assets	$1,067,950	$1,064,598

Liabilities and Shareholders' Equity:

Accounts payable	$40,636	$32,187
Taxes other than income taxes	19,618	17,948
Other current liabilities	76,123	78,787
Current portion of finance lease obligations	2,538	2,488
Current portion of operating lease obligations	14,596	14,553
Current maturities of long-term debt	10,391	10,432
Finance lease obligations	13,899	15,014
Operating lease obligations	187,026	195,281
Long-term debt	169,784	170,005
Deferred income taxes	27,292	26,567
Other long-term obligations	44,605	44,415
Equity	461,442	456,921

Total Liabilities and Shareholders' Equity	$1,067,950	$1,064,598

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended June 29, 2023
Revenues	$136,850	$70,066	$91	$207,007
Operating income (loss)	19,811	6,105	(5,106)	20,810
Depreciation and amortization	11,317	4,588	89	15,994
Adjusted EBITDA	31,252	11,335	(3,889)	38,698

13 Weeks Ended June 30, 2022
Revenues	$129,437	$69,001	$117	$198,555
Operating income (loss)	16,430	6,817	(4,354)	18,893
Depreciation and amortization	11,863	4,801	88	16,752
Adjusted EBITDA	28,753	11,833	(3,286)	37,300

26 Weeks Ended June 29, 2023
Revenues	$233,226	$125,877	$180	$359,283
Operating income (loss)	21,330	1,073	(10,581)	11,822
Depreciation and amortization	22,805	8,889	176	31,870
Adjusted EBITDA	45,055	10,925	(7,824)	48,156

26 Weeks Ended June 30, 2022
Revenues	$208,928	$121,658	$211	$330,797
Operating income (loss)	8,410	3,843	(10,157)	2,096
Depreciation and amortization	24,054	9,751	178	33,983
Adjusted EBITDA	33,532	14,217	(7,098)	40,651
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
Consolidated	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Net cash flow provided by (used in) operating activities	$55,060	$48,757	$47,326	$55,228
Net cash flow provided by (used in) investing activities	(7,111)	(8,372)	(16,642)	(11,475)
Net cash flow provided by (used in) financing activities	(11,911)	(1,220)	(6,336)	(4,389)
Capital expenditures	(6,975)	(9,779)	(15,896)	(16,341)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Net earnings (loss)	$13,466	$8,960	$4,000	$(5,942)
Add (deduct):
Investment (income) loss	(359)	459	(619)	727
Interest expense	3,093	4,063	6,101	8,155
Other expense (income)	477	584	878	1,161
(Gain) loss on disposition of property, equipment and other assets	379	69	777	(355)
Equity (earnings) losses from unconsolidated joint ventures	31	(7)	202	134
Income tax expense (benefit)	4,102	4,765	1,260	(1,784)
Depreciation and amortization	15,994	16,752	31,870	33,983
Share-based compensation (a)	1,515	1,655	3,687	4,572
Adjusted EBITDA	$38,698	$37,300	$48,156	$40,651

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	13 Weeks Ended June 29, 2023				26 Weeks Ended June 29, 2023
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$19,811	$6,105	$(5,106)	$20,810	$21,330	$1,073	$(10,581)	$11,822
Depreciation and amortization	11,317	4,588	89	15,994	22,805	8,889	176	31,870
Loss (gain) on disposition of property, equipment and other assets	(19)	398	—	379	304	473	—	777
Share-based compensation (a)	143	244	1,128	1,515	616	490	2,581	3,687
Adjusted EBITDA	$31,252	$11,335	$(3,889)	$38,698	$45,055	$10,925	$(7,824)	$48,156

	13 Weeks Ended June 30, 2022				26 Weeks Ended June 30, 2022
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$16,430	$6,817	$(4,354)	$18,893	$8,410	$3,843	$(10,157)	$2,096
Depreciation and amortization	11,863	4,801	88	16,752	24,054	9,751	178	33,983
Share-based compensation (a)	460	215	980	1,655	1,068	623	2,881	4,572
Adjusted EBITDA	$28,753	$11,833	$(3,286)	$37,300	$33,532	$14,217	$(7,098)	$40,651
(a)Non-cash expense related to share-based compensation programs.